FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Vice President of Investor Relations
          (913) 967-4109

            Applebee's International Reports August Comparable Sales

Overland  Park,  Kan.,  August  23,  2005  --  Applebee's  International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the four-week period ended August 21, 2005.

System-wide comparable sales increased 1.3 percent for the August period, and comparable sales for franchise restaurants increased 2.2 percent. Comparable sales for company restaurants decreased 1.5 percent, reflecting a decrease in guest traffic of 4.0 to 4.5 percent, combined with a higher average check. The company noted continued weakness in its Midwest and New England markets.

System-wide comparable sales for the quarter-to-date period through August (eight weeks) have increased 1.4 percent, with franchise restaurant comparable sales up 2.2 percent and company restaurant comparable sales down 0.9 percent.

Based on the current consumer environment, the company now anticipates comparable sales for the remainder of the year to be in a range from down 3.0 percent to up 1.0 percent for company restaurants and from flat to up 3.0 percent for franchise restaurants. As a result, diluted earnings per share for fiscal year 2005 are now expected to be in the range of $1.33 to $1.40, with diluted earnings per share for the third quarter expected to be in the range of $0.32 to $0.35.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of August 21, 2005, there were 1,741 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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